EXHIBIT (a)(2)

RADIANT SYSTEMS, INC.

LETTER OF TRANSMITTAL

PURSUANT TO THE OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

DATED DECEMBER 2, 2004

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT

11:59 P.M., EASTERN TIME, ON DECEMBER 30, 2004,

UNLESS THE OFFER IS EXTENDED

To:	Radiant Systems, Inc.

Attention: Corporate Benefits

3925 Brookside Parkway

Alpharetta, Georgia 30022

Telephone: (770) 576-6350

Facsimile: (770) 754-7773

THIS LETTER MUST BE DELIVERED EITHER TO THE ABOVE ADDRESS

OR VIA FACSIMILE TO THE ABOVE-REFERENCED NUMBER ONLY.

TRANSMISSION VIA E-MAIL WILL NOT BE ACCEPTED.

Pursuant to the terms and subject to the conditions of the Offer to Exchange dated December 2, 2004 and this Letter of Transmittal, I hereby tender the following options to purchase shares of common stock, no par value per share (“Option Shares”), outstanding under the Amended and Restated 1995 Stock Option Plan of Radiant Systems, Inc. (to validly tender such options or portions thereof you must complete the following table according to instructions 2 and 3 on page 5 of this Letter of Transmittal):

Grant Date of Option to be Tendered (1)	Exercise Price of Option	Total Number of Shares Subject to Option (2)	Number of Option Shares to be Tendered (3)

(1)	List each option on a separate line even if more than one option was issued on the same grant date.

(2)	Please provide the total number of Option Shares subject to the entire option in this column.

(3)	You must tender all of the option shares for a particular option so this number must match that in prior column or state “all.”

To Radiant Systems, Inc.:

Upon the terms and subject to the conditions set forth in the Offer to Exchange dated December 2, 2004 (the “Offer to Exchange”), my receipt of which I hereby acknowledge, and in this Letter of Transmittal (this “Letter” which, together with the Offer to Exchange, as they may be amended from time to time, constitutes the “Offer”), I hereby tender to Radiant Systems, Inc., a Georgia corporation, the options to purchase shares (“Option Shares”) of common stock, no par value per share, of Radiant specified in the table on page 1 of this Letter in exchange for new options. All new options will be subject to the terms of the Amended and Restated 1995 Stock Option Plan of Radiant Systems, Inc. (the “Option Plan”), as applicable, and to a new option agreement between Radiant and me.

Subject to, and effective upon, Radiant’s acceptance for exchange of the tendered options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, Radiant all right, title and interest in and to the tendered options.

I hereby represent and warrant that I have full power and authority to tender the tendered options and that, when and to the extent the tendered options are accepted for exchange by Radiant, the tendered options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement) and the tendered options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Radiant to be necessary or desirable to complete the exchange of the tendered options pursuant to the Offer.

The name and social security number of the registered holder of the tendered options appears below exactly as it appears on the option agreement or agreements representing the tendered options. In the appropriate boxes of the table, I have listed for each tendered option the grant date of the tendered option, the exercise price, the total number of Option Shares subject to the tendered option and the number of Option Shares I am tendering.

I understand and acknowledge that:

(1)	I agree to all of the terms and conditions of the Offer.

(2)	I may tender all or a portion of my options outstanding under the Option Plan, and that I am not required to tender any of such options in the Offer. I must also tender any option I received within the six months immediately prior to the date the Offer commenced with an exercise price lower than the exercise price of any other options tendered.

(3)	All options properly tendered prior to 11:59 p.m., Eastern Time, on December 30, 2004, unless Radiant has extended the period of time the Offer will remain open (the “Expiration Date”), and not properly withdrawn will be exchanged for new options, upon the terms and subject to the conditions of the Offer, including the conditions described in Sections 1 and 6 of the Offer to Exchange.

(4)	Upon Radiant’s acceptance of the tendered options for exchange, I understand that the option agreement or agreements to which the tendered options are subject will be terminated and the options thereunder will be cancelled. All new options will be subject to the terms and conditions of the Option Plan.

(5)	The new options will not be granted until the first business day that is at least six months and one day after the date Radiant accepts for exchange and cancels the tendered options and will have (a) an exercise price equal to the fair market value of Radiant’s common stock on the grant date, as determined by the last reported sale price during regular trading hours of Radiant’s common stock on the Nasdaq National Market on the grant date; (b) generally a vesting schedule of one-third on each of the first three anniversaries of the grant date; and (c) generally a term of five years from the grant date.

(6)	I must be an employee of Radiant or one of its subsidiaries from the date I tender the tendered options through the date the new options are granted in order to receive the new options, and, if for any reason I do not remain an employee, I will not receive any new options or any other consideration for the tendered options. Participation in the Offer will not be construed as a right to my continued employment with Radiant or any of its subsidiaries for any period and my employment with Radiant or any of its subsidiaries can be terminated at any time by me or Radiant (or one of its subsidiaries, as applicable), with or without cause or notice.

(7)	By tendering the tendered options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Letter, I accept the terms and conditions of the Offer. Radiant’s acceptance for exchange of the tendered options will constitute a binding agreement between Radiant and me upon the terms and subject to the conditions of the Offer.

(8)	Under certain circumstances set forth in the Offer to Exchange, Radiant may terminate or amend the Offer and postpone its acceptance and cancellation of any tendered options, and in any such event, the tendered options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

(9)	All options that I choose not to tender for exchange or that are not accepted for exchange, assuming they are not required to be tendered for exchange as described in clause (3) above, shall remain outstanding and retain their current exercise price and vesting schedule.

(10)	Radiant has advised me to consult with my own advisers as to the consequences of participating or not participating in the Offer.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

I agree to all of the terms and conditions of the Offer.

You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the tendered options.

SIGNATURE OF OWNER

(Signature of Holder — See Instructions 1 and 4)

Date: , 2004
Print Name:
Address:

Telephone No. (with area code):
Tax ID/Social Security No.

The offer is not being made to (nor will tenders of options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the offer would not be in compliance with the laws of such jurisdiction.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter (or a facsimile thereof), and any other documents required by this Letter, must be received by Radiant at its address set forth on the front cover of this Letter on or before the Expiration Date.

The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by Radiant. If you elect to deliver your documents by mail, Radiant recommends that you use registered mail with return receipt requested. E-mail delivery will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery.

Tenders of options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Offer is extended by Radiant beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, unless Radiant accepts your tendered options before 11:59 p.m., Eastern Time, on December 30, 2004, you may withdraw your tendered options at any time after December 2, 2004 and prior to the Expiration Date. You may also withdraw tendered options after the expiration of 40 business days from the commencement of the Offer (that is, January 28, 2005) if Radiant has not yet accepted the options for payment. To withdraw tendered options you must deliver a Notice of Withdrawal, or a facsimile thereof, with the required information to Radiant while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any tendered options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn tendered options are properly re-tendered prior to the Expiration Date by following the procedures described above.

To change your election regarding particular tendered options while continuing to elect to tender some options, you must deliver a new Letter of Transmittal, with the required information, following the procedures described above. Upon the receipt of a new Letter of Transmittal, any previously submitted Letter of Transmittal will be disregarded and will be considered replaced in full by the new Letter of Transmittal.

Radiant will not accept any alternative, conditional or contingent tenders. All tendering option holders, by execution of this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2. Inadequate Space. If the space provided herein is inadequate, the information requested by the table on page 1 of this Letter regarding the options to be tendered should be provided on a separate schedule attached hereto.

3. Tenders. If you intend to tender options pursuant the Offer, you must complete the table on page 1 of this Letter by providing the following information for each option that you intend to tender: grant date, exercise price, total number of Option Shares subject to the option and number of Option Shares you are tendering. If you decide to tender options, you must tender all options outstanding under any particular grant. If you tender any options, you must tender all options granted within six months prior to the date the Offer commenced with an exercise price lower than the exercise price of any other options tendered.

4. Signatures on This Letter of Transmittal. If this Letter is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.

5. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter may be directed to Corporate Benefits, at the address and telephone number given on the front cover of this Letter. Copies will be furnished at Radiant’s expense.

6. Irregularities. All questions as to the number of Option Shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by Radiant in its discretion, which determinations shall be final and binding on all parties. Radiant reserves the right to reject any or all tenders of options Radiant determines not to be in proper form or the acceptance of which may, in the opinion of Radiant’s counsel, be unlawful. Radiant also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and Radiant’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Radiant shall determine. Neither Radiant nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

7. Important Tax Information. You should refer to Sections 13 and 14 of the Offer to Exchange, which contains important tax information.

IMPORTANT: To accept the Offer, this letter (or a facsimile copy thereof) together with all other required documents must be received by Radiant, on or prior to the Expiration Date. You must deliver a properly executed paper copy or facsimile copy of the documents. E-mail delivery will not be accepted.